Exhibit 12.1
BioMed Realty Trust, Inc.
Statement of Computation of Ratios

	Year Ended December 31,
	2014	2013	2012	2011	2010

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$200,723	$48,114	$17,522	$44,729	$39,256
Amortization of interest capitalized	5,661	5,343	5,173	4,613	4,456
Distributions from unconsolidated joint ventures	1,986	237	1,202	2,428	1,374
Fixed charges (see below)	117,157	121,932	108,252	96,749	91,515
Subtract:
Interest capitalized	(21,877)	(14,205)	(8,644)	(7,568)	(5,442)
Total earnings	$303,650	$161,421	$123,505	$140,951	$131,159
Fixed charges:
Interest expensed, net	95,280	107,727	99,608	89,181	86,073
Interest capitalized	21,877	14,205	8,644	7,568	5,442
Total fixed charges	$117,157	$121,932	$108,252	$96,749	$91,515
Ratio of earnings to fixed charges	2.6	1.3	1.1	1.5	1.4
Ratio of earnings to fixed charges and preferred stock dividends	2.6	1.3	1.0	1.2	1.2
Preferred stock dividends	$—	$2,393	$14,603	$16,033	$16,963

BioMed Realty, L.P.
Statement of Computation of Ratios

	Year Ended December 31,
	2014	2013	2012	2011	2010

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$200,723	$48,114	$17,522	$44,729	$39,256
Amortization of interest capitalized	5,661	5,343	5,173	4,613	4,456
Distributions from unconsolidated joint ventures	1,986	237	1,202	2,428	1,374
Fixed charges (see below)	117,157	121,932	108,252	96,749	91,515
Subtract:
Interest capitalized	(21,877)	(14,205)	(8,644)	(7,568)	(5,442)
Total earnings	$303,650	$161,421	$123,505	$140,951	$131,159
Fixed charges:
Interest expensed, net	95,280	107,727	99,608	89,181	86,073
Interest capitalized	21,877	14,205	8,644	7,568	5,442
Total fixed charges	$117,157	$121,932	$108,252	$96,749	$91,515
Ratio of earnings to fixed charges	2.6	1.3	1.1	1.5	1.4
Ratio of earnings to fixed charges and preferred unit distributions	2.6	1.3	1.0	1.2	1.2
Preferred unit distributions	$—	$2,393	$14,603	$16,033	$16,963